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                                                                    Exhibit 4




NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
One Nationwide Plaza, Columbus, Ohio 43215
P.O. BOX 182449, COLUMBUS, OHIO 43218-2449
1-866-221-1100 (for any inquiries)

                              CERTIFICATE AGREEMENT

                        ---------------------------------
                           Certificate Effective Date

----------------------------   -----------------------    ----------------------
  Certificate Owner Name           Date of Birth          Social Security Number

  Nationwide Life and Annuity Insurance Company issues this Certificate of Participation ("Certificate Agreement") to the Certificate Owner named below. The terms of the Certificate Owner's rights, benefits, and options are shown in the following pages.

This Certificate Agreement describes the Certificate Owner's rights and benefits. It is not part of, nor does it modify any provisions of the Contract.

Group Contract Number: FHL -661
                       ----------------------------------------------------

Group Contract Holder: Trustee, Nationwide BEST OF AMERICA(R) Group Master Trust
                       ---------------------------------------------------------
                              Re:
-----------------------------      ---------------------------------------------
(Name of B/D)                      (Indicate NQ, IRA, 403(b) Non-ERISA, 401(a)
                                   investment only, Sep IRA, Simple IRA, Spousal
                                   IRA, Roth IRA, CRTs, ORPs)

TEN DAY LOOK

TO BE SURE THAT THE CERTIFICATE OWNER IS SATISFIED WITH THIS CERTIFICATE AGREEMENT, THE CERTIFICATE OWNER HAS A TEN DAY "LOOK". WITHIN TEN DAYS OF THE DAY THE CERTIFICATE AGREEMENT IS RECEIVED BY THE CERTIFICATE OWNER, IT MAY BE RETURNED TO THE HOME OFFICE OF THE COMPANY OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THE CERTIFICATE AGREEMENT IS RECEIVED AT THE HOME OFFICE, THE COMPANY WILL VOID THE CERTIFICATE AGREEMENT AS THOUGH IT HAD NEVER BEEN IN FORCE AND THE CERTIFICATE ACCOUNT VALUE WILL BE REFUNDED IN FULL.

FOR IRAS, IF THE CERTIFICATE OWNER RETURNS THE CERTIFICATE AGREEMENT WITHIN THE "TEN DAY LOOK" PERIOD, THE COMPANY WILL RETURN THE PURCHASE PAYMENT.


/s/ PATRICIA R. HATLER                       /s/ JOSEPH J. GASPER
-----------------------------                -----------------------------
Patricia R. Hatler                           Joseph J. Gasper
                    Secretary                                    President



                          READ YOUR CONTRACT CAREFULLY

  Group Flexible Purchase Payment Deferred Variable Annuity, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CERTIFICATE ACCOUNT VALUES PROVIDED BY THIS CERTIFICATE AGREEMENT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, OR WHEN SUBJECT TO A MARKET VALUE ADJUSTMENT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR OR APPLICATION OF A MARKET VALUE ADJUSTMENT, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

  NOTICE - The details of the variable provisions in the Certificate Agreement may be found on Pages 8, 11, 12, and 22.

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                                    CONTENTS

DATA PAGE.................................................................................INSERT
CONTENTS.......................................................................................2
DEFINITIONS....................................................................................4
GENERAL PROVISIONS.............................................................................7
         Certificate Account
         Entire Certificate Agreement
         Non-Participating
         Incontestability
         Certificate Agreement Settlement
         Evidence of Survival
         Alteration or Modification
         Assignment
         Protection of Proceeds
         Misstatement of Age or Sex
         Reports
         Number
DEDUCTIONS AND CHARGES.........................................................................8
         Certificate Account Maintenance Charge
         Variable Account Charge
         Deduction for Premium Taxes
OWNERSHIP PROVISIONS...........................................................................8
         Certificate Ownership
         Joint Certificate Ownership
         Contingent Certificate Ownership
         Annuitant
         Contingent Annuitant
         Beneficiary
         Changes of Parties Named in the Certificate Agreement
ACCUMULATION PROVISIONS.......................................................................10
         Purchase Payments
         Allocation of Purchase Payments
         Fixed Account Provisions
         Variable Account Provisions
         Accumulation Unit Value
         Valuation of Underlying Mutual Fund Shares
         Substitution of Underlying Mutual Fund Shares
         Net Investment Factor
         Guaranteed Term Options (GTOs)
         Market Value Adjustment (MVA) Formula
TRANSFERS, SURRENDERS, AND WITHDRAWALS........................................................14
         Transfer Provisions
         Surrenders
         Restrictions on Surrenders for Certain Qualified Plans, TSAs, and IRAs
         Surrender Value
         Suspension or Delay of Surrender
         Contingent Deferred Sales Charge (CDSC)
         Withdrawals Without Charge
         Systematic Withdrawals
LOANS.........................................................................................17
REQUIRED DISTRIBUTION PROVISIONS..............................................................18
         Required Distribution-Non-Qualified Certificate Agreements


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

         Required Distribution-TSAs, IRAs, and Certificate Agreements Issued under
         Qualified Plans
DEATH PROVISIONS..............................................................................20
         Death of Certificate Owner
         Death of Certificate Owner/Annuitant
         Death of Annuitant
         Death Benefit Payment
         Death Benefit
ANNUITIZATION PROVISIONS......................................................................21
         Annuity Commencement Date
         Change of Annuity Commencement Date and Annuity Payment Option
         Annuitization
         Fixed Payment Annuity-First and Subsequent Payments
         Variable Payment Annuity-First Payment
         Variable Payment Annuity-Subsequent Payments
         Annuity Unit Value
         Frequency and Amount of Payments
ANNUITY PAYMENT OPTIONS.......................................................................23
         Selection of Annuity Payment Option
         Life Annuity
         Joint and Survivor Annuity
         Life Annuity With 120 or 240 Monthly Payments Guaranteed
         Any Other Option
         Supplementary Agreement
TABLES........................................................................................25





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DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depends.

ANNUITIZATION - The period during which annuity payments are received by the Annuitant.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Certificate Agreement.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of variable annuity payments.

BENEFICIARY - The person designated to receive certain benefits under the Certificate Agreement upon the death of the Annuitant, if there is no surviving Joint Certificate Owner, prior to the Annuitization Date.

CERTIFICATE AGREEMENT - The document which describes a Certificate Owner's rights and benefits.

CERTIFICATE ACCOUNT - An account in which all financial transactions of the Certificate Owner occurring under the Certificate Agreement prior to the Annuitization Date are recorded.

CERTIFICATE ACCOUNT VALUE - With respect to each Certificate Account, the sum of the value of all Accumulation Units, plus any amount attributable to the Fixed Account, plus any amount held under a Guaranteed Term Option (GTO) which may be subject to a MVA.

CERTIFICATE ANNIVERSARY - Each 12-month anniversary of the Certificate Effective Date.

CERTIFICATE EFFECTIVE DATE - The date the first Purchase Payment is applied to the Certificate Account.

CERTIFICATE OWNER (OWNER(S)) - The person who possesses all rights under the Certificate Agreement, including the right to designate and change parties named in the Certificate Agreement, Annuity Payment Option, and the Annuity Commencement Date. The Certificate Owner is the person named as owner on the Enrollment Card unless a subsequent change is made.

CERTIFICATE YEAR - Each year the Certificate Agreement remains in force commencing with the Certificate Effective Date.

CHARITABLE REMAINDER TRUST (CRT) - A charitable remainder annuity trust or a charitable remainder unitrust as those terms are defined in Section 664 of the Code.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life and Annuity Insurance Company.

CONSTANT MATURITY TREASURY RATE(S) OR CMT RATE(S) - Interest rate quotations for 1, 2, 3, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. The Company uses CMT Rates in its Market Value Adjustment (MVA) Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Certificate Agreement when the Annuitant dies before the Annuitization Date.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT CERTIFICATE OWNER - A Contingent Certificate Owner succeeds to the rights of a Certificate Owner upon the Certificate Owner's death before Annuitization if there is no Joint Certificate Owner.

CONTRACT - The Group Flexible Purchase Payment Deferred Variable Annuity issued to the Contract Holder.



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CONTRACT HOLDER - The entity named on the face page. The Contract Holder possesses no rights under the Certificate Agreement.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISABILITY - Being unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, which can be expected to result in death or to be of long-continued and indefinite duration.

DISTRIBUTION - Any payment of part or all of a Certificate Owner's Certificate Account Value.

ENROLLMENT CARD - The form required for participation in the Contract.

FIXED ACCOUNT - The portion of the Certificate Account which is held under the general account of the Company.

FIXED PAYMENT ANNUITY - An annuity providing for payments, which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED TERM - The 3, 5, 7 or 10 year period corresponding respectively to a 3, 5, 7 or 10 year Guaranteed Term Option (GTO). Because every Guaranteed Term will end on the last day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the Guaranteed Term Option (GTO).

GUARANTEED TERM OPTION (GTO) - A funding option offered under the Certificate Agreement which provides a guaranteed interest rate (the Specified Interest
Rate), paid over certain maturity duration's (the Guaranteed Term), so long as certain conditions are met.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Internal Revenue Code which is established for the exclusive benefit of the Owner or the Owner's beneficiaries. This does not include Roth IRA - see definition Roth IRA.

INTEREST RATE GUARANTEE PERIOD - The interval of time during which an interest rate credited to the Fixed Account is guaranteed to remain the same.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified Interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company.

JOINT CERTIFICATE OWNER - The Joint Certificate Owner, if any, possesses an undivided interest in the entire Certificate Agreement in conjunction with the Certificate Owner. If a Joint Certificate Owner is named, references to Certificate Owner and Joint Certificate Owner will apply to both the Owner and the Joint Certificate Owner, or either of them, unless the context requires otherwise.

MARKET VALUE ADJUSTMENT (MVA) - The upward or downward adjustment in value of amounts allocated to a GTO which prior to the Maturity Period for the GTO are:
1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Certificate Agreement; 3) distributed pursuant to the death of the Owner or Annuitant; or 4) annuitized under this Certificate Agreement at any time other than the Maturity Period.

MVA FACTOR - The value multiplied by the Specified Value or that portion of the Specified Value being distributed from a GTO, in order to effect an MVA.

MVA FORMULA - The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to an MVA.

MATURITY DATE - The date on which a particular GTO matures. Such date will be the last day of a calendar quarter in which the third, fifth, seventh or tenth anniversary of the date on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.



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MATURITY PERIOD - The period of time during which the value of amounts allocated under a GTO may be distributed without any MVA. The Maturity Period shall begin on the day following the Maturity Date and will end on the thirtieth day thereafter.

MINIMUM DISTRIBUTION -The amount that is required to be withdrawn from Qualified Plans, Tax Sheltered Annuities (TSAs) and IRAs to meet distribution requirements established by the Code.

MULTIPLE MATURITY ACCOUNT - A separate account of the Company established for the purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Certificate Agreements.

NON-QUALIFIED CERTIFICATE - A certificate which does not qualify for favorable tax treatment under the provisions of Sections 403(a) (Qualified Plans), 408
(IRAs), 403(b) (TSAs) or 408A (Roth IRAs) of the Code.

PHYSICIAN - A doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the state in which he performs such function or action. This person cannot be the Certificate Owner, Contingent Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, nor a member of the immediate family of these persons.

PURCHASE PAYMENT(S) - A deposit of new value into the Certificate Account. The term Purchase Payment does not include transfers between the Variable Account and Fixed Account, among the Sub-Accounts or to or from a GTO.

PURCHASE PAYMENT YEAR - Each 12-month period starting from the date each Purchase Payment is made.

QUALIFIED PLAN(S) - A retirement plan that receives favorable tax treatment under the provisions of Section 401 or 403(b) of the Code.

ROTH IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed for any reason from the GTO prior to the GTO Maturity Period or Maturity Date.

SPECIFIED VALUE - The amount of a GTO allocation minus withdrawals and transfers out of the GTO, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times other than during the Maturity Period.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

TAX SHELTERED ANNUITIES (TSA) - An annuity, which qualifies for favorable tax treatment under Section 403(b) of the Code.

TERMINAL ILLNESS - An illness, diagnosed by a Physician, which is expected to result in death within 12 months of diagnosis. The diagnosis of Terminal Illness must occur after the Certificate Agreement is in force.

UNDERLYING MUTUAL FUND(S) - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated.

VARIABLE PAYMENT ANNUITY - An annuity providing payments, which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.



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GENERAL PROVISIONS

CERTIFICATE ACCOUNT

The Company shall establish and maintain a Certificate Account for each Certificate Owner. The Certificate Agreement is established for the exclusive benefit of the Certificate Owner or the Certificate Owner's beneficiaries. Each Certificate Owner's Purchase Payments will be credited to the Certificate Account.

ENTIRE CERTIFICATE AGREEMENT

The Certificate Agreement, riders, and endorsements, if any, make up the entire agreement between the Company and the Certificate Owner. The Contract Holder delegates rights to each Certificate Owner with respect to the Certificate Owner's Certificate Account. Statements in the Certificate Agreement are deemed representations and not warranties.

NON-PARTICIPATING

The Certificate Agreement is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Certificate Agreement, riders, and endorsements will not be contested.

CERTIFICATE AGREEMENT SETTLEMENT

The Company may require that the Certificate Agreement be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Certificate Agreement are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Certificate Agreement depend on the recipient being alive on a given date, the Company may require proof that such person is living. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Certificate Agreement must be made in writing and signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Certificate Agreement.

Provisions of the Certificate Agreement may be modified or superseded as required by the terms of the Qualified Plan or applicable law. Where required, other changes to the Certificate Agreement will be made only with mutual agreement of the Company and the Certificate Owner. As required, a copy of the amendment will be furnished to the Certificate Owner.

The Company reserves the right as of a specified date to: (1) discontinue the Fixed Account option for any new Certificate Owner; and (2) not accept future deposits into the Fixed Account from existing Certificate Owners.

ASSIGNMENT

If permitted, a Certificate Owner may assign some or all rights under the Certificate Agreement. Such assignment must be made in writing and executed by the Certificate Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by the Company at its Home Office. The assignment will not be recorded until the Company has received sufficient direction from the Certificate Owner and assignee as to the proper allocation of Certificate Agreement rights under the assignment.

The Company is not responsible for the validity of tax consequences of any assignment or for any payment or other settlement made prior to the Company's recording of the assignment.

Certificate Agreements issued to fund a retirement plan pursuant to Sections 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Certificate Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.



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PROTECTION OF PROCEEDS

Proceeds under this Certificate Agreement are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Certificate Agreement will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Certificate Agreement. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Certificate Agreement.

REPORTS

Prior to the Annuitization Date, a report showing the Certificate Account Value will be provided to the Certificate Owner at least once each year.

NUMBER

Unless otherwise provided, all references in this Certificate Agreement which are in the singular form will include the plural; all references in the plural form will include the singular.

DEDUCTIONS AND CHARGES

CERTIFICATE ACCOUNT MAINTENANCE CHARGE

The Company will deduct a [$30] Certificate Account maintenance charge on each Certificate Anniversary and at the time the Certificate Account is surrendered. On any Certificate Anniversary that the Certificate Account Value is greater than or equal to [$50,000], this charge shall be waived for that Certificate Year. Additionally, if the Certificate Account is surrendered and the Certificate Account Value is greater than or equal to [$50,000], this charge shall be waived. This charge compensates the Company for administrative expenses incurred relating to the issuance and maintenance of the Certificate Agreements.

VARIABLE ACCOUNT CHARGE

The Variable Account charge applies to allocations made to the Sub-Accounts. The Company deducts charges from the Variable Account equal to an annual rate of [1.35%] of the daily net assets of the Variable Account. This fee compensates the Company for the expense and mortality risks assumed in connection with the Death Benefit and annuity features of the Certificate Agreement.

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Certificate Account Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The Company at its sole discretion and in compliance with applicable state law will determine the method used to recoup premium taxes. The Company currently deducts such charges from a Certificate Account Value either (1) at the time the Certificate Agreement is surrendered,
(2) at the Annuitization Date, or (3) at such earlier date as the Company may be subject to such taxes.

OWNERSHIP PROVISIONS

CERTIFICATE OWNERSHIP

Unless otherwise provided, the Certificate Owner has all rights under the Certificate Agreement. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CERTIFICATE OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CERTIFICATE AGREEMENT.

Unless the Certificate Owner is a CRT, the Annuitant shall become the Certificate Owner on the Annuitization Date.

JOINT CERTIFICATE OWNERSHIP



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Joint Certificate Owners must be spouses at the time joint ownership is requested. If a Joint Certificate Owner is named, the Joint Certificate Owner will possess an undivided interest in the Certificate Agreement. Unless otherwise provided, the exercise of any ownership right in the Certificate Agreement (including the right to surrender or partially surrender the Certificate Account; or to change the parties to the Certificate Agreement, the Payment Option, or the Annuitization Date) shall require written request signed by both Certificate Owners.

If a Certificate Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, the Joint Certificate Owner shall become the Certificate Owner.

If a Certificate Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, all benefits under the Certificate Agreement are payable to the Joint Certificate Owner.

Joint Certificate Owners may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate Agreement and may not be selected when the Certificate Owner is a CRT.

CONTINGENT CERTIFICATE OWNERSHIP

The Contingent Certificate Owner is the person who may receive certain benefits under the Certificate Agreement, if the Certificate Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Certificate Owner. If more than one Contingent Certificate Owner survives the Certificate Owner, each will share equally unless otherwise specified in the Contingent Certificate Owner designation. If no Contingent Certificate Owner survives a Certificate Owner and there is no surviving Joint Certificate Owner, all rights, and interest of the Certificate Agreement will vest with the last surviving Certificate Owner's estate.

If a Certificate Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Certificate Owner does not have any rights in the Certificate Agreement. However, a surviving Contingent Certificate Owner who is also the Beneficiary will have all the rights of a Beneficiary.

Contingent Certificate Owners may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate Agreement and may not be selected when the Certificate Owner is a CRT.

ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [90] or younger at the time of Certificate Agreement issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

If the Certificate Agreement is owned by a CRT, the payments made during Annuitization will be paid to the CRT. For Certificate Agreements that are issued as IRAs or TSAs the Certificate Owner must be the Annuitant and the entire interest of the Annuitant in the Certificate Agreement is nonforfeitable.

CONTINGENT ANNUITANT

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. All provisions of the Certificate Agreement which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

A Contingent Annuitant may be selected only for a Certificate Agreement issued as a Non-Qualified Certificate Agreement and may not be selected when the Certificate Owner is a CRT.

BENEFICIARY

If there is no surviving Joint Certificate Owner, or if the Annuitant is someone other than a Certificate Owner, the Beneficiary is the person who will receive benefits under the Certificate Agreement if the Annuitant dies prior to the Annuitization Date. If a Certificate Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Certificate Owner, all benefits under the Certificate Agreement are payable to the surviving Joint Certificate Owner. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the beneficiary designation. If there is no surviving Joint Certificate Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no



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Contingent Beneficiary survives the Annuitant, all rights and interest of the
Certificate Agreement will vest with the last surviving Certificate Owner's estate.

If the Certificate Owner is a CRT, upon the death of the Annuitant, all interest in the Death Benefit proceeds will accrue to the CRT. Any designation which creates a conflict with the CRT's right to such interest shall be void and of no effect.

CHANGES OF PARTIES NAMED IN THE CERTIFICATE AGREEMENT

Notwithstanding any other provisions in the Certificate Agreement, prior to the Annuitization Date, and subject to any existing assignments, the Certificate Owner may request a change in the Certificate Owner, Contingent Certificate Owner, Joint Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Certificate Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Certificate Owner must be recorded at the Home Office, may require a signature guarantee, and must be signed by the Certificate Owner and the person designated as the new Certificate Owner.

Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Certificate Agreement, for Non-Qualified certificates, if any Certificate Owner is not a natural person, the change of the Annuitant will be treated as the death of the Certificate Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions will be made as if the Certificate Owner died at the date of such change.

For Certificate Agreements issued as IRAs, TSAs, or under Qualified Plans, the Certificate Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

The Certificate Agreement is provided in return for any Purchase Payments made. The cumulative total of all Purchase Payments under this and any other annuity certificate agreement and/or contract issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Certificate Effective Date and may not be less than [$2,000]. Purchase Payments, if any, after the initial Purchase Payment must be at least [$ 1,000] and may be made at any time.

In addition, if subsequent Purchase Payments are made via automated clearinghouse, the minimum payment amount will be reduced to [$100].

No Purchase Payments are required after the first Purchase Payment. This Certificate Agreement will not lapse for failure to pay subsequent Purchase Payments.

If no Purchase Payments have been received in the Certificate Account for a period of two full years and the paid-up annuity benefit at maturity would be less than [$50] a month, the Company may, at its option, terminate the Certificate Agreement by payment of the accumulated value and will by such payment, be relieved of any obligation under the Certificate Agreement.

Except in the case of a Non-Qualified certificate or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408 (d)(3)) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $2,000 for any taxable year. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

For certificate agreements issued as TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of



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Section 402(g)(3) of the Code and made under this Certificate Agreement and all other certificate agreements, contracts, plans, or arrangements of the Certificate Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Certificate Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.

ALLOCATION OF PURCHASE PAYMENTS

The Certificate Owner elects to have the Purchase Payments allocated among the Fixed Account, the Sub-Accounts of the Variable Account, and the GTOs under the Multiple Maturity Account. The Certificate Owner may change the allocation of future Purchase Payments by a proper submission that is received and recorded by the Company.

FIXED ACCOUNT PROVISIONS

The Fixed Account value at any time will be: the sum of all amounts credited to the Fixed Account under this Certificate Agreement less any amounts canceled or withdrawn for charges, deductions, or surrenders. Any paid up annuity cash surrender or death benefit that may become payable from the Fixed Account will not be less than the minimum benefits as required by the statute of any state in which the Certificate Agreement is issued.

The Company will credit interest to the Fixed Account value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The interest rate declared will be stated as an annual effective yield. Such rates will be declared to the Certificate Owner in writing on quarterly statements. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than [3.0%] per year or any lesser amount as permitted by state law.

At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one-year later. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account or the GTOs, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer.

VARIABLE ACCOUNT PROVISIONS

The Variable Account value is the sum of the value of all Accumulation Units under this Certificate Agreement.

The Company has allocated a part of its assets to the Certificate Agreement and other certificate agreements and/or contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Underlying Mutual Funds. Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Certificate Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

ACCUMULATION UNIT VALUE

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

When the Underlying Mutual Fund shares were first established the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

VALUATION OF UNDERLYING MUTUAL FUND SHARES

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES

If the shares of the Underlying Mutual Funds should no longer be available for investment by the separate account or if in the judgment of the Company's management further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Certificate Agreement, the Company may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by purchase payments under the Certificate Agreement.

In the event of such substitution or change, the Company may, by appropriate endorsement, make such changes to this and other certificate agreements of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of certificate agreements and/or contracts or from effecting a conversion between series or classes of certificate agreements and/or contracts on the basis of requests made individually by owners of such certificate agreements.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.       is the net of:

         a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

         b. the per share amount of any dividend or income Distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.       is the net result of:

         a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

         b. the per share credit or charge for any taxes reserved for the last prior Valuation Period, plus or minus

         c. a per share credit or charge for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the variable account charge plus additional charges for any riders or options which become a part of the Certificate Agreement.

For funds that credit dividends on a daily basis and pay such dividends once a month, the net investment factor allows for the monthly reinvestment of these daily dividends.

GUARANTEED TERM OPTIONS (GTOS)

At any particular time under this Certificate Agreement, four GTOs will be available: a three year GTO, a five year GTO, a seven year GTO and a ten year GTO. Amounts allocated to a three year GTO will have a Guaranteed Term of three years, a five year GTO will have a Guaranteed Term of five years, and so on. Regardless of the source from which a GTO allocation is made, the minimum for each allocation is [$1,000].

GTOs are not available as funding options if the Certificate Account is annuitized. All investment amounts allocated to a GTO must be transferred to other investment options at the time of Annuitization. If a variable Certificate Account is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, a Market Value Adjustment (MVA) will apply to amounts transferred to other investment options under the Certificate Agreement which may be used during Annuitization.

For the duration of the Guaranteed Term of a GTO, the Company will credit a Specified Interest Rate on amounts remaining allocated under the GTO. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

A MVA will apply against all amounts which are transferred or surrendered from allocations under a GTO prior to the Maturity Period for the particular GTO. During the Maturity Period, allocations under a GTO may be transferred, surrendered, or distributed for any other reason without any MVA (a CDSC may apply on amounts surrendered). At all times other than during a Maturity Period, a MVA will apply to amounts distributed from allocations under a GTO.

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity Certificate Owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Certificate Owners will then have the option of directing the withdrawal or transfer of the GTO without application of any MVA during the Maturity Period. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to an MVA. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date.

If no such direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred to a money market sub-account of the variable annuity. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during a Maturity Period.

MARKET VALUE ADJUSTMENT (MVA) FORMULA

The MVA Formula is a calculation expressing the relationship between three factors: (1) the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO; (2) the CMT Rate at the time of distribution for a period of time equivalent to the time remaining in the GTO; and (3) the number of days remaining until the Maturity Date of the GTO. A MVA generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Term of the GTO selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the MVA will result in a downward adjustment of amounts allocated to a GTO. If the Specified Interest Rate is higher than prevailing interest rates, application of the MVA will result in an upward adjustment of amounts allocated to a GTO. The MVA is applied only when amounts allocated to a GTO are distributed from the GTO prior to a Maturity Period. The result of the MVA Formula is the MVA Factor.

The formula for determining the MVA Factor is:


                                     (1 + a) t
                              ---------------------

                                 1 + b + 0.0025

Where:

         a = the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

         b = the CMT Rate at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless this would cause the number of years to exceed the Guaranteed Term.

         t  =  the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the CMT Rate utilized will be the rate published by the Federal Reserve Board, the Friday preceding the Wednesday before the Investment Period during which the allocation to the GTO was made.

In the case of b above, the CMT Rate utilized will be the rate published the Friday preceding the Wednesday preceding withdrawal, transfer or other distribution giving rise to the MVA.

For periods which do not coincide with the available CMT periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a GTO allocation during which the Specified Interest Rate for GTOs of the same duration is not changed, the MVA Factor will be equal to 1.

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.0025 in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than, or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred, or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Certificate Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of CMT Rates, or if, for any other reason, CMT Rates are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

TRANSFERS, SURRENDERS, AND WITHDRAWALS

TRANSFER PROVISIONS

Transfers among the Fixed Account, Variable Account, and the GTOs must be made prior to the Annuitization Date. Transfers among the Sub-Accounts may occur once daily without charges and penalties. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during the Maturity Period. The Company also reserves the right to refuse any transfer requests submitted by individuals or firms performing market timing services on behalf of multiple Certificate Owners or when disposal or the purchase of the Underlying Mutual Funds is not possible due to actions taken, or limitations imposed, independently by the Underlying Mutual Funds.

A Certificate Owner may transfer annually, at the end of an Interest Rate Guarantee Period, funds from the Fixed Account to the Variable Account or to a GTO without incurring a penalty or adjustment. The maximum allowable transfer amount from the Fixed Account to the Variable Account or to a GTO will be determined by the Company at its sole discretion, but will not be less than [10%] of the total value of the portion of the Fixed Account at the end of an Interest Rate Guaranteed Period. Transfers to a GTO must be at least [$1,000]. All transfers from the Fixed Account must be made within 45 days after the expiration date of the Interest Rate Guarantee Period.

A Certificate Owner may annually transfer a portion of the Variable Account or the GTO to the Fixed Account. The Company reserves the right to limit the maximum amount transferable to the Fixed Account. This maximum will never be less than [10%] of the combined value of the Variable Account and the amount allocated to the GTO for any 12-month period. The Company also reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account value is greater than or equal to [30%] of the total Certificate Account Value at the time such transfer is requested.

SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Annuitant and any Contingent Annuitant, the Certificate Owner may surrender part or all of the Certificate Account Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender the number of Variable Account Accumulation Units, any amount from the Fixed Account; any amount from any GTO under the Multiple Maturity Account and any amount from any other options under this Certificate Agreement needed to equal the dollar amount requested. Unless specified, the dollar amount requested will equal: (a) the amount requested; less (b) any Contingent Deferred Sales Charge (CDSC) and/or any premium taxes which apply.

If a partial surrender is requested, unless the Certificate Owner has instructed otherwise, amounts will be surrendered as follows: (a) from the Variable Account
(b) from the Fixed Account and (c) from the GTOs under the Multiple Maturity Account. The amounts surrendered from each of these accounts will be in the same proportion that the Certificate Owner's interest in each account bears to the total Certificate Account Value. Additionally, the amount that is surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The surrender value will be paid to the Certificate Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office. The Company reserves the right to delay payment of a total surrender of Certificate Owner's Fixed Account value for up to six months in those states where applicable law requires the Company to reserve such right.

RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS AND IRAS

The surrender of Certificate Account Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a Custodial Account described in
Section 403(b)(7) of the Code, may be executed only when the Certificate Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Certificate
Value:

         (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

         (2) earnings credited to such certificate agreements after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

         (3) all amounts transferred from custodial accounts described in
         Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual ten day look provision may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the free look period, the Company will agree to transfer the proceeds to another contract and/or certificate agreement which meets the requirements of Section 408 of the Code, upon proper direction by the Certificate Owner.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Certificate Account is surrendered. The surrender value at any time will be:

The Certificate Account Value less the sum of any applicable;

1.       Contingent deferred sales charge (CDSC),

2.       Premium taxes,

3.       Any outstanding loan balance, and

4.       Certificate Agreement maintenance charge.

SUSPENSION OR DELAY OF SURRENDER

The Company has the right to suspend or delay the date of any surrender from the Variable Account for any period:

1.       When the New York Stock Exchange is closed;

2.       When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.

Payment of funds from the Variable Account and Multiple Maturity Accounts will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a total surrender of Certificate Owner's Fixed Account value for up to six months in those states where applicable law requires the Company to reserve such right.

CONTINGENT DEFERRED SALES CHARGE (CDSC)

If part or all of the Certificate Account Value is withdrawn, a CDSC may be assessed by the Company. The CDSC is designed to cover expenses relating to the sale of the Certificate Agreement.

The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the Purchase Payments that are withdrawn. For purposes of calculating the amount of the CDSC, withdrawals are considered to come first from the oldest Purchase Payment made to the Certificate Account, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Certificate Account have been considered. For purposes of calculating CDSC, amounts withdrawn without charge as described in the "Withdrawals without Charge" provision will not be considered a withdrawal of Purchase Payments. (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first.)

Years* Measured From Date of Payment:              0     1      2     3      4     5      6     7    Thereafter
---------------------------------------------------------------------------------------------------------------
CDSC %:                                            8%    8%     7%    6%     5%    4%    3%     2%    0%


* The CDSC percentage will change to the next year's CDSC percentage on the last day of the Purchase Payment Year.

CDSC, if applicable, will be assessed against full or partial surrenders from GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to a MVA in addition to CDSC.

WITHDRAWALS WITHOUT CHARGE

During each Certificate Year, the Certificate Owner may withdraw without CDSC a total amount equal to the greater of (1), (2) or (3) where:

(1)      is the lesser of a. or b. where:

         a. is 12% of Purchase Payments which are less than 96 months old minus total withdrawals from the Certificate Account which are subject to CDSC

         b. is 12% of Certificate Account Value

(2)      is current Certificate Agreement earnings and

(3)      is the amounts required to meet Minimum Distribution requirements.

This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Certificate Year cannot be taken as free amounts in subsequent Certificate Years.

Current Certificate Agreement earnings are defined as: (Certificate Account Value on the date of the withdrawal less Certificate Account Value on the date of the last Certificate Anniversary) minus Purchase Payments made to the Certificate Account since the last Certificate Anniversary plus Purchase Payments withdrawn since the last Certificate Anniversary which were subject to CDSC.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under this Certificate Agreement for at least [96] months;
(2) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (3) amounts applied to an Annuity Payment Option after two years from the Certificate Effective Date; (4) or as otherwise noted in the Certificate Agreement.

Also, CDSC will not apply to amounts withdrawn if the Certificate Owner is diagnosed by a Physician to have a Terminal Illness at any time after the Certificate Agreement has been issued. In the case of Joint Certificate Ownership, the waiver will apply if either the Owner or the Joint Certificate Owner is diagnosed to have a Terminal Illness. Written notice and proof of Terminal Illness must be received in a form satisfactory to the Company and recorded at the Home Office prior to the waiver of surrender charges.

CDSC will also be waived to amounts withdrawn if the Certificate Owner has not yet attained age 65 and is Disabled. In the case of Joint Certificate Ownership, the waiver will apply if either the Owner or the Joint Certificate Owner is Disabled. Written notice and proof of the Disability must be received in a form satisfactory to the Company and recorded at the Home Office prior to the waiver of surrender charges.

In addition, when this Certificate Agreement is exchanged for another certificate agreement or contract issued by the Company or any of its affiliate insurance companies, of the type and class, which the Company determines, is eligible for such waiver, the Company will waive the CDSC on the first certificate agreement. A CDSC may apply to the certificate agreement or contract received in the exchange.

When a Certificate Agreement is held by a CRT, the amount which may be withdrawn from the Certificate Account without application of a CDSC, shall be the larger of (a) or (b) where (a) is the amount which would otherwise be available for withdrawal without application of a CDSC; and where (b) is the excess of the Certificate Account Value at the close of the day prior to the date of the withdrawal, over total Purchase Payments (reduced by previous withdrawals) attributed to the Certificate Account as of the date of the withdrawal.

The amount of CDSC on the Certificate Account may be reduced when sales of the Certificate Agreement are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the certificate agreement to a group of individuals results in savings of sales expenses. The entitlement of such a reduction in CDSC will be determined by the Company.


SYSTEMATIC WITHDRAWALS

The Certificate Owner may elect in writing on a form provided by the Company to take systematic withdrawals of a specified dollar amount (of at least [$100]) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Certificate Owner has an interest and the Fixed Account. A CDSC may apply to systematic withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without Charge" provisions of the Certificate Agreement. Unless otherwise directed by the Certificate Owner, the Company will withhold federal income taxes from each systematic withdrawal.

Systematic withdrawals are not available prior to the expiration of the ten day look provision of the Certificate Agreement. The Company reserves the right to assess a processing fee for this service.

LOANS

Loans, secured by the Certificate Account Value, are available 30 days after the Certificate Effective Date for Certificate Agreements that are issued as TSAs. The Company will charge a loan-processing fee of [$25] for each loan. Specific loan terms are disclosed at the time of loan application or loan issuance.

For each loan, the minimum amount that may be borrowed is [$1,000]. For non-ERISA TSAs which have Certificate Account Values up to $20,000, the maximum loan balance that may be outstanding at any time is 80% of the Certificate Account Value, but not more than $10,000. For non-ERISA TSAs which have Certificate Account Values of $20,000 or more, the maximum loan balance which may be outstanding at any time is 50% of the Certificate Account Value, but not more than $50,000. The highest loan balance owed during the prior one-year period will reduce the $50,000 limit. The aggregate of all loans may not exceed the maximum loan limitations stated above.

An amount equal to the principal amount of the loan will be transferred to a collateral fixed account from the Variable Account, the Fixed Account, or the GTO pursuant to agreement between the Certificate Owner and the Company. Amounts transferred from the GTO may be subject to a MVA. No withdrawal charges are deducted at the time of the loan or on the transfers to the collateral account. Loan repayments will be allocated among the Variable Account, the Fixed Account, the GTO or any other investment option that may be available under the Certificate Agreement pursuant to agreement between the Certificate Owner and the Company. Loan repayments allocated to the GTO must be at least [$1,000].

The amount that is payable upon surrender of the Certificate Account, the death of the Certificate Owner, death of the Annuitant, or Annuitization of the Certificate Account will be reduced by the amount of the loan outstanding, plus accrued interest. Until the loan is repaid, the Company reserves the right to restrict any transfer of the Certificate Agreement which would otherwise qualify as a transfer as permitted in the Code.

Loans may also be subject to additional limitations or restrictions under the terms of the employer's plan. Loans permitted under this Certificate Agreement may be taxable in whole or in part as required by the Code. The Company will calculate the maximum nontaxable loan based on the information provided by the Owner/Annuitant or the employer. Loan amounts and accrued interest amounts, which are in default, will be treated as deemed Distributions for federal income tax purposes, to the extent required by law.

REQUIRED DISTRIBUTION PROVISIONS

This Certificate Agreement is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Certificate Agreement shall be interpreted and administered in accordance with the requirements of Section 72 of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72 of the Code. The Company reserves the right to amend this Certificate Agreement to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Owner.

REQUIRED DISTRIBUTION-NON-QUALIFIED CERTIFICATES

Upon the death of any Owner, Certificate Owner or Joint Certificate Owner (including an Annuitant who becomes the Certificate Owner of the Certificate Agreement on the Annuitization Date) (each of the foregoing "a deceased Owner"), certain distributions for Non-Qualified Certificates are required by Section 72(s) of the Code. Notwithstanding any provision of the Certificate Agreement to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any deceased Certificate Owner dies on or after the Annuitization Date and before the entire interest under the Certificate Account has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Certificate Owner's death.

         2. If any deceased Certificate Owner dies prior to the Annuitization Date, then the entire interest in the Certificate Account (consisting of either the Death Benefit or the Certificate Account Value reduced by certain charges as set forth elsewhere in the Certificate Agreement) shall be distributed within 5 years of the death of the deceased Certificate Owner, provided however:

                  (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Certificate Owner, Contingent Certificate Owner, Joint Certificate Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Certificate Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

                  (b) If the designated beneficiary is the surviving spouse of the deceased Certificate Owner, such spouse may elect, in lieu of receiving the Death Benefit as a lump sum, to become the Certificate Owner of this Certificate Agreement, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse. If the spouse elects to become the Certificate Owner and the Death Benefit that would have been payable exceeds the Certificate Account Value, then the Certificate Account Value will be increased to be equal to the amount that would have been paid as the Death Benefit.

In the event that the Certificate Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Certificate Owner, (ii) any change of the Annuitant shall be treated as the death of any Certificate Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Certificate Agreement that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such certificate agreements include, but are not limited to, any Certificate Agreements (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

REQUIRED DISTRIBUTION-TSAS, IRAS, AND CERTIFICATE AGREEMENTS ISSUED UNDER QUALIFIED PLANS

The entire interest of an Annuitant under a TSA, Qualified Plan, or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder, and will be paid, as requested by the Certificate Owner, notwithstanding anything else contained herein, to the Certificate Owner over a period not exceeding:

A. the life of the Certificate Owner or the lives of the Certificate Owner and the Certificate Owner's designated beneficiary; or

B. a period not extending beyond the life expectancy of the Certificate Owner or the life expectancy of the Certificate Owner and the Certificate Owner's designated beneficiary.

If the Certificate Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Certificate Owner attains age 70 1/2, and (2) if the Certificate Agreement is issued as a TSA or under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Certificate Owner attains the age of 70 1/2 or the Certificate Owner retires.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Certificate Account interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Certificate Owner's death, unless otherwise permitted by the Code.

If the Annuitant dies prior to the commencement of required Minimum Distributions, the interest in the Certificate Account must be distributed by December 31 of the calendar year in which the fifth anniversary of the death occurs unless:

A. the Annuitant names the surviving spouse as the Beneficiary and such spouse elects to receive the Distribution in substantially equal payments over the surviving spouse's life (or a period not exceeding the surviving spouse's life expectancy) and commencing not later than December 31 of the year in which the deceased Annuitant would have attained 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Annuitant.

B. the Annuitant names a Beneficiary other than the surviving spouse and such Beneficiary elects to receive a Distribution in substantially equal payments over the Beneficiary's life (or a period not exceeding the Beneficiary's life expectancy) commencing not later than December 31 of the year following the year in which the deceased Annuitant died.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Annuitant, the surviving spouse may elect to treat the Certificate Agreement as his or her own, whether or not distributions had commenced prior to the death of the Certificate Owner. If the spouse elects to become the Certificate Owner and the Death Benefit that would have been payable exceeds the Certificate Account Value, then the Certificate Account Value will be increased to be equal to the amount that would have been paid as the death benefit. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Certificate Account, makes a rollover to or from the Certificate Account, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Certificate Account Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

DEATH PROVISIONS

DEATH OF CERTIFICATE OWNER

If any Certificate Owner and the Annuitant are not the same person and such Certificate Owner dies prior to the Annuitization Date, the Death Benefit provisions do not apply. The surviving Joint Certificate Owner, if any, becomes the new Certificate Owner. If there is no surviving Joint Certificate Owner, the Contingent Certificate Owner becomes the new Certificate Owner. If there is no surviving Joint Certificate Owner or Contingent Certificate Owner, the last surviving Certificate Owner's estate becomes the new Certificate Owner. The entire interest in the Certificate Agreement must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CERTIFICATE OWNER/ANNUITANT

If any Certificate Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Certificate Owner, the Beneficiary, the Contingent Beneficiary or the last surviving Certificate Owner's estate, as specified in the "Beneficiary" section and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT

If the Certificate Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, or the estate of the last surviving Certificate Owner, as specified in the "Beneficiary" section, unless there is surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant.

DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)      a copy of a certified death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)      a written statement by a medical doctor who attended the deceased; or

(4)      any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution, which complies, with the "Distribution Provisions" of this Certificate Agreement. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

DEATH BENEFIT

If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greater of: (1) the Certificate Account Value or (2) the sum of all Purchase Payments, less an adjustment for each amount surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the Certificate Account Value was reduced on the date of the partial surrender.

ANNUITIZATION PROVISIONS

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Certificate Owner and is generally the first day of a calendar month. The date must be at least two years after the Certificate Effective Date. If the Certificate Owner does not choose an Annuity Commencement Date, a date will be established for the Certificate Agreement. The Certificate Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

For those Certificate Agreements issued under Qualified Plans, TSAs, or IRAs, if the Annuity Commencement Date is not chosen by the Certificate Owner, the Annuity Commencement Date established on the Certificate Effective Date will be the date on which the Certificate Owner reaches 70 1/2. For Non-Qualified Certificates, the Annuity Commencement Date established on the Certificate Effective Date will be the date on which the Certificate Owner reaches age 92.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 92nd birthday unless otherwise agreed upon by the Certificate Owner and Company.

CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Certificate Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Certificate Account, the Certificate Owner shall notify the Company in writing of election of:

(1)      an Annuity Payment Option; and

(2) either a Fixed Payment Annuity, Variable Payment Annuity, or any other combination that may be available on the Annuitization Date.

Any amounts in the Fixed Account which the Certificate Owner elects to annuitize as a Variable Payment Annuity must be moved to a variable Sub-Account prior to the Annuitization Date.

FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Certificate Account Value specified by the Certificate Owner to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 3.0% minimum interest and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE            ADJUSTED AGE
         Before 2009                   Actual Age Last Birthday minus 4 years
         2009 - 2015                   Actual Age Last Birthday minus 5 years
         2016 - 2022                   Actual Age Last Birthday minus 6 years
         2023 - 2029                   Actual Age Last Birthday minus 7 years
         2030 - 2036                   Actual Age Last Birthday minus 8 years
         2037 - 2043                   Actual Age Last Birthday minus 9 years
         After 2043                    Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Certificate Agreement issued: Non-Qualified, TSA, or IRA.

The rates shown in the fixed annuity tables are calculated on this guaranteed basis.

Subsequent fixed annuity payments will remain level unless the Annuity Payment Option elected dictates otherwise.

VARIABLE PAYMENT ANNUITY - FIRST PAYMENT

A Variable Payment Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the underlying Variable Sub-Accounts selected by the Certificate Owner.

The first payment of a Variable Payment Annuity will be determined by applying the portion of the total Certificate Account Value specified by the Certificate Owner to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE            ADJUSTED AGE
         Before 2009                   Actual Age Last Birthday minus 4 years
         2009 - 2015                   Actual Age Last Birthday minus 5 years
         2016 - 2022                   Actual Age Last Birthday minus 6 years
         2023 - 2029                   Actual Age Last Birthday minus 7 years
         2030 - 2036                   Actual Age Last Birthday minus 8 years
         2037 - 2043                   Actual Age Last Birthday minus 9 years
         After 2043                    Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Certificate Agreements issued: Non-Qualified, TSA, or IRA.

VARIABLE PAYMENT ANNUITY - SUBSEQUENT PAYMENTS

Variable annuity payments after the first payment vary in amount. The payment amount changes with the investment performance of the Sub-Accounts selected by the Certificate Owner within the Variable Account. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the annuity unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the annuity unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the Company's expenses or mortality experience.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. When the Underlying Mutual Fund shares were first established the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

1. The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

2. The result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for Variable Payment Annuities.

FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$500], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$20], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$20]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS

SELECTION OF ANNUITY PAYMENT OPTION

The Certificate Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is not selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

Options available may be limited based on the age of the Annuitant (and Joint Annuitant, if applicable), and based on Distribution requirements under the Code in the case of Certificate Agreements issued as IRAs or TSAs.

The following are the annuity payment options, which are guaranteed to be available by the Company subject to the restrictions set forth in the paragraph above.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Owner will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Certificate Agreement are available only if they are approved by both the Company and the Annuitant.

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected

        GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CERTIFICATES
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                        ADJUSTED AGE OF FEMALE ANNUITANT*
                                                        ---------------------------------
                                        50         55          60           65             70            80
                                        --         --          --           --             --            --
   ADJUSTED AGE OF     50              3.36       3.48        3.58         3.67           3.74
   MALE ANNUITANT*     55              3.44       3.59        3.75         3.88           4.00
   ---------------     60              3.50       3.69        3.90         4.10           4.29          4.56
                       65                         3.77        4.03         4.32           4.60          5.07
                       70                                     4.14         4.50           4.90          5.66
                       80                                                  4.75           5.36          6.95

                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                       MALE GUARANTEED PERIOD                                    FEMALE GUARANTEED PERIOD
                       ----------------------                                    ------------------------
      ANNUITANT'S                                                   ANNUITANT'S
       ADJUSTED                         120           240            ADJUSTED                      120            240
         AGE*             NONE        MONTHS        MONTHS             AGE*           NONE       MONTHS         MONTHS
         ----             ----        ------        ------             ----           ----       ------         ------

          50              3.88         3.85          3.77               50            3.63        3.69           3.58
          51              3.94         3.91          3.83               51            3.69        3.67           3.63
          52              4.01         3.98          3.88               52            3.74        3.73           3.68
          53              4.09         4.05          3.94               53            3.80        3.79           3.73
          54              4.16         4.12          4.00               54            3.87        3.85           3.78
          55              4.24         4.20          4.06               55            3.94        3.91           3.84
          56              4.33         4.28          4.12               56            4.01        3.98           3.90
          57              4.42         4.36          4.18               57            4.09        4.06           3.96
          58              4.52         4.45          4.25               58            4.17        4.13           4.02
          59              4.62         4.55          4.31               59            4.25        4.21           4.09
          60              4.73         4.65          4.38               60            4.34        4.30           4.16
          61              4.85         4.75          4.45               61            4.44        4.39           4.23
          62              4.98         4.87          4.52               62            4.55        4.49           4.30
          63              5.11         4.98          4.59               63            4.66        4.59           4.37
          64              5.26         5.11          4.66               64            4.78        4.70           4.45
          65              5.41         5.24          4.73               65            4.91        4.82           4.53
          66              5.58         5.37          4.80               66            5.04        4.94           4.60
          67              5.76         5.52          4.87               67            5.19        5.07           4.68
          68              5.95         5.66          4.93               68            5.35        5.21           4.76
          69              6.15         5.82          5.00               69            5.52        5.35           4.83
          70              6.37         5.98          5.06               70            5.70        5.50           4.91
          71              6.60         6.14          5.11               71            5.90        5.67           4.98
          72              6.84         6.31          5.17               72            6.12        5.84           5.05
          73              7.10         6.48          5.22               73            6.35        6.01           5.11
          74              7.39         6.66          5.26               74            6.60        6.20           5.17
          75              7.69         6.84          5.30               75            6.88        6.39           5.23
          76              8.01         7.03          5.34               76            7.17        6.59           5.27
          77              8.36         7.21          5.37               77            7.49        6.80           5.32
          78              8.73         7.40          5.40               78            7.84        7.01           5.36
          79              9.13         7.58          5.42               79            8.22        7.22           5.39
          80              9.55         7.76          5.44               80            8.64        7.43           5.42
          81             10.01         7.94          5.46               81            9.08        7.64           5.44
          82             10.50         8.11          5.48               82            9.57        7.84           5.46
          83             11.03         8.27          5.49               83           10.10        8.04           5.48
          84             11.59         8.43          5.49               84           10.67        8.23           5.49
          85             12.19         8.58          5.50               85           11.29        8.40           5.50


*Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent
 Payment" section of the Certificate Agreement.

                  GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED

                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                            ADJUSTED AGE OF ANNUITANT
                                                            -------------------------
                                        50          55          60           65          70          80
                                        --          --          --           --          --          --
ADJUSTED AGE                50         3.31        3.40        3.47         3.52        3.56
OF SURVIVOR                 55         3.40        3.52        3.64         3.73        3.80
-----------                 60         3.74        3.64        3.81         3.96        4.09        4.25
                            65                     3.73        3.96         4.20        4.41        4.72
                            70                                 4.09         4.41        4.74        5.30
                            80                                              4.72        5.30        6.71


                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                                GUARANTEED PERIOD

      ANNUITANT'S
     ADJUSTED AGE*             NONE          120 MONTHS        240 MONTHS
     -------------             ----          ----------        ----------

          50                   3.63             3.62              3.58
          51                   3.69             3.67              3.63
          52                   3.7              3.73              3.68
          53                   3.80             3.79              3.73
          54                   3.87             3.85              3.78
          55                   3.94             3.91              3.84
          56                   4.01             3.98              3.90
          57                   4.09             4.06              3.96
          58                   4.17             4.13              4.02
          59                   4.25             4.21              4.09
          60                   4.34             4.30              4.16
          61                   4.44             4.39              4.23
          62                   4.55             4.49              4.30
          63                   4.66             4.59              4.37
          64                   4.78             4.70              4.45
          65                   4.91             4.82              4.53
          66                   5.04             4.94              4.60
          67                   5.19             5.07              4.68
          68                   5.35             5.21              4.76
          69                   5.52             5.35              4.83
          70                   5.70             5.50              4.91
          71                   5.90             5.67              4.98
          72                   6.12             5.84              5.05
          73                   6.35             6.01              5.11
          74                   6.60             6.20              5.17
          75                   6.88             6.39              5.23
          76                   7.17             6.59              5.27
          77                   7.49             6.80              5.32
          78                   7.84             7.01
          79                   8.22             7.22
          80                   8.64             7.43
          81                   9.08             7.64
          82                   9.57             7.84
          83                  10.10             8.04
          84                  10.67             8.23
          85                  11.29             8.40

*Adjusted Age is defined in the Fixed Payment Annuity - First and Subsequent
 Payments sections of the Certificate Agreement

                                 TABLE OF VALUES

      END OF              GUARANTEED                                       END OF               GUARANTEED
   CERTIFICATE           CERTIFICATE        GUARANTEED CASH             CERTIFICATE             CERTIFICATE       GUARANTEED CASH
       YEAR             ACCOUNT VALUE       SURRENDER VALUE                 YEAR               ACCOUNT VALUE      SURRENDER VALUE
       ----             -------------       ---------------                 ----               -------------      ---------------

        1                    2,030               1,889                       36                    66,404              66,026
        2                    3,091               2,880                       37                    69,426              69,048
        3                    4,184               3,920                       38                    72,539              72,161
        4                    5,309               5,001                       39                    75,745              75,367
        5                    6,468               6,125                       40                    79,048              78,669
        6                    7,662               7,293                       41                    82,449              82,071
        7                    8,892               8,505                       42                    85,952              85,574
        8                   10,159               9,763                       43                    89,561              89,183
        9                   11,464              11,085                       44                    93,278              92,899
       10                   12,808              12,429                       45                    97,106              96,728
       11                   14,192              13,814                       46                   101,049             100,671
       12                   15,618              15,239                       47                   105,111             104,732
       13                   17,086              16,708                       48                   109,294             108,916
       14                   18,599              18,221                       49                   113,603             113,225
       15                   20,157              19,778                       50                   118,041             117,663
       16                   21,762              21,383                       51                   122,612             122,234
       17                   23,414              23,036                       52                   127,321             126,942
       18                   25,117              24,738                       53                   132,170             131,792
       19                   26,870              26,492                       54                   137,165             136,787
       20                   28,676              28,298                       55                   142,310             141,932
       21                   30,537              30,158                       56                   147,610             147,231
       22                   32,453              32,074                       57                   153,068             152,690
       23                   34,426              34,048                       58                   158,690             158,312
       24                   36,459              36,081                       59                   164,481             164,102
       25                   38,553              38,175                       60                   170,445             170,067
       26                   40,710              40,331                       61                   176,588             176,210
       27                   42,931              42,553                       62                   182,916             182,538
       28                   45,219              44,840                       63                   189,434             189,055
       29                   47,575              47,197                       64                   196,147             195,768
       30                   50,033              49,654                       65                   203,061             202,683
       31                   52,564              52,185                       66                   210,183             209,804
       32                   55,171              54,792                       67                   217,518             217,140
       33                   57,856              57,477                       68                   225,074             224,695
       34                   60,621              60,243                       69                   232,856             232,478
       35                   63,470              63,092                       70                   240,872             240,493


The Surrender Value may be increased by interest credited at a higher rate. The values shown above are guaranteed surrender values. These values are based on a [$2,000] initial Purchase Payment and subsequent Purchase Payments at the beginning of each year of [$1,000] starting in year 2 and interest at the minimum guaranteed rate of [3.0%]. In years where the end of year Certificate Account Value is less than [$50,000], a [$30] certificate account maintenance fee is deducted. No deduction has been made in the Table for any applicable premium taxes. This Table assumes that there are no partial withdrawals.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                                7 YEAR CDSC RIDER

This rider is made part of the Contract to which it is attached. It shall become effective on the Date of Issue. All references to "Contract" and "Contract Value", shall also mean "Certificate Agreement" and "Certificate Account Value", respectively. To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this rider will control the Contract accordingly.

The benefits described in this rider will cease upon termination of the Contract.

1. THE FOLLOWING LANGUAGE IS ADDED TO THE "DEDUCTIONS AND CHARGES" PROVISION OF THE CONTRACT:

         ADDITIONAL CHARGE

         Upon the election of this rider, the Company will deduct a charge at an annual maximum rate of [0.05%] of the daily net assets of the Variable Account. The Company reserves the right to charge less than the maximum rate.

2. THE CONTINGENT DEFERRED SALES CHARGE SECTION OF THE CONTRACT IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

         CONTINGENT DEFERRED SALES CHARGE (CDSC)

         If part or all of the Contract Value is withdrawn, a CDSC may be assessed by the Company. The CDSC is designed to cover expenses relating to the sale of the Contract.

         The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the Purchase Payments that are withdrawn. For purposes of calculating the amount of the CDSC, withdrawals are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. For purposes of calculating CDSC, amounts withdrawn without charge as described in the "Withdrawals without Charge" provision will not be considered a withdrawal of Purchase Payments. (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first.)

         Years* Measured
         ---------------------------------------------------------------------------------------
         From Date of Payment:       0       1      2     3      4      5       6   Thereafter
         ---------------------------------------------------------------------------------------
         CDSC %:                     8%      7%    6%      5%    4%     3%      2%       0%


         * The CDSC percentage will change to the next year's CDSC percentage on the last day of the Purchase Payment Year.

         CDSC, if applicable, will be assessed against full or partial surrenders from GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to a MVA in addition to CDSC.

3. (1) A IN THE FIRST PARAGRAPH OF THE WITHDRAWALS WITHOUT CHARGE SECTION IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

         "a. is 12% of Purchase Payments which are less than [84] months old minus total withdrawals from the Contract which are subject to CDSC

4. (1) UNDER THE SECOND PARAGRAPH OF WITHDRAWALS WITHOUT CHARGE SECTION IS HEREBY DELETED AND REPLACED WITH THE FOLLOWING:

         "(1) Purchase Payments which have been held under this Contract for at least [84] months;"

ABCD                                                     ABCDEF
               Secretary                                        President

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                     MAXIMUM ANNIVERSARY DEATH BENEFIT RIDER



This rider is made part of the Contract to which it is attached. All references to "Contract", "Contract Anniversary" and "Contract Value" shall also mean "Certificate Agreement," and "Certificate Anniversary " and "Certificate Account Value", respectively.

To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this rider will control the Contract accordingly.

This rider is only available to those Contracts with Annuitants who are age 84 or less at the time this rider is elected.

The benefits described in this rider will cease upon termination of the Contract.

1. THE FOLLOWING LANGUAGE IS ADDED TO THE "DEDUCTIONS AND CHARGES" PROVISION OF THE CONTRACT:

         ADDITIONAL CHARGE

         Upon the election of this rider, the Company will deduct a charge at an annual maximum rate of [0.15%] of the daily net assets of the Variable Account. The Company reserves the right to charge less than the maximum rate.

2. THE "DEATH BENEFIT" SECTION OF THE CONTRACT WHICH DEFINES THE VALUE OF THE DEATH BENEFIT IS REPLACED BY THE FOLLOWING:

         If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of: (1) the Contract Value; or (2) the sum of all Purchase Payments, less an adjustment for each amount surrendered; or (3) the greatest Contract Value on any Contract Anniversary date prior to the Annuitant's 86th birthday, less an adjustment for each amount subsequently surrendered, plus Purchase Payments received after that Contract Anniversary date.

         The adjustment for each amount surrendered will reduce items (2) and
         (3) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.

ABCD                                              ABCDEF
                 Secretary                                       President

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                       FIVE YEAR RESET DEATH BENEFIT RIDER



This rider is made part of the Contract to which it is attached. All references to "Contract", "Contract Value", and "Contract Anniversary " shall also mean "Certificate Agreement", "Certificate Account Value" and "Certificate Anniversary ", respectively . To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this rider will control the Contract accordingly.

This rider is only available to Contracts with Annuitants who are age 80 or less at the time this rider is elected.

The benefits described in this rider will cease upon termination of the Contract.

1. THE FOLLOWING LANGUAGE IS ADDED TO THE "DEDUCTIONS AND CHARGES" PROVISION OF THE CONTRACT:

         ADDITIONAL CHARGE

         Upon the election of this rider, the Company will deduct a charge at an annual maximum rate of [0.05%] of the daily net assets of the Variable Account. The Company reserves the right to charge less than the maximum rate.

2. THE "DEATH BENEFIT" SECTION OF THE CONTRACT WHICH DEFINES THE VALUE OF THE DEATH BENEFIT IS REPLACED BY THE FOLLOWING:

         If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of: (1) the Contract Value; or (2) the sum of all Purchase Payments, less an adjustment for each amount surrendered; or (3) the Contract Value as of the most recent five-year Contract Anniversary date occurring prior to the Annuitant's 86th birthday, less an adjustment for each amount subsequently surrendered, plus Purchase Payments received after that five-year Contract Anniversary date.

         The adjustment for each amount surrendered will reduce items (2) and
         (3) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.

ABCD                                         ABCDEF
               Secretary                                   President

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                                  INCOME GUARD
                   GUARANTEED ANNUITIZATION VALUE (GAV) RIDER

This rider is made a part of the Contract to which it is attached. It shall become effective on the Date of Issue. All references to "Contract", "Contract Owner", "Contract Value", "Contract Anniversary", and "Date of Issue" shall also mean "Certificate Agreement", "Certificate Owner", "Certificate Account Value", "Certificate Anniversary", and "Certificate Effective Date", respectively.

To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this rider will control those of the Contract accordingly.

The benefits described in this rider will cease upon termination of the Contract.

THE "DEFINITIONS" SECTION OF THE CONTRACT IS MODIFIED WITH THE ADDITION OF THE
FOLLOWING:

         Guaranteed Annuitization Value (GAV) - The amount that may be used to provide a guaranteed level of determinable lifetime annuity payments. The GAV affords protection against negative investment performance, which could result in a Contract Value that is less than the GAV at the time of Annuitization.

DETERMINING THE GAV

         This rider permits the Owner to elect one of two optional methods for determining his/her GAV:

         5% INTEREST GAV

         The GAV will be equal to (a) - (b), but will never be greater than 200% of all Purchase Payments, where:

         (a) is the sum of all Purchase Payments, plus interest accumulated at a compounded annual rate of 5%, starting on the Date of Issue and ending on the Contract Anniversary occurring immediately prior to the Annuitant's 86th birthday (GAV interest will accrue on Purchase Payments only after such Purchase Payments are contributed to the Contract);

         (b) is the sum of all reductions to the GAV due to surrenders or withdrawals made by the Owner. All such GAV reductions will be proportionately the same as reductions to the Contract Value caused by the surrenders or withdrawals. (For example, a surrender which reduces the Contract Value by 25% will also reduce the GAV by 25%.)

         To compensate the Company for risks assumed in conjunction with this rider option, the Company will deduct [0.45%] of the daily net assets of the Variable Account. This charge will be in addition to charges otherwise applicable to the Contract.

         MAXIMUM CONTRACT ANNIVERSARY GAV

         The GAV will be equal to the highest Contract Value on any Contract Anniversary occurring prior to the Annuitant's 86th birthday, less an adjustment for amounts surrendered, plus Purchase Payments received after the Contract Anniversary. The adjustment for amounts surrendered will reduce the GAV in the same proportion that the Contract Value was reduced on the date of the partial surrender.

         To compensate the Company for risks assumed in conjunction with this rider option, the Company will deduct [0.30%] of the daily net assets of the Variable Account. This charge will be in addition to charges otherwise applicable to the Contract.

WHEN THE GAV MAY BE USED TO BEGIN ANNUITY PAYMENTS

         The Owner may elect to halt the accumulation phase of the Contract and activate annuity payments (annuitize the Contract) using the GAV to determine the amount of such payments during the 30 day period following any Contract Anniversary which occurs:

         (a) at least 7 years after the Date of Issue; and

         (b) after the Annuitant has attained age 60.

         This rider in no way restricts or limits the right of the Owner to annuitize the Contract at other times, nor will it in any way restrict the right to annuitize the Contract using Contract Values that may be higher than the GAV.

ANNUITY (PAYMENT) OPTIONS THAT MAY BE USED WITH THE GAV

         If the Owner elects to use the GAV as stated above, he/she may choose any life contingent Fixed Payment Annuity option which will be calculated using the GAV and the guaranteed annuity purchase rates set forth in the Contract. Such Fixed Payment Annuity options include:

         Life Annuity

         Joint and Last Survivor Annuity

         Life Annuity with 120 or 240 Monthly Payments Guaranteed.

OTHER TERMS AND CONDITIONS - PLEASE READ CAREFULLY

         1. The GAV rider may not be elected at any time other than prior to the Date of Issue, at the time of application.

         2. If the GAV rider is elected, the Annuitant may not be age 83 or older on the Date of Issue.

         3. If elected, the GAV rider is irrevocable and will remain in place for as long as the Contract remains in force.

         4. After the first Contract Year, if the Owner's Fixed Account allocation becomes greater than 30% of the Contract Value through the application of additional Purchase Payments or surrenders, withdrawals or transfers from the Variable Account or Guaranteed Term Options, if applicable, then for purposes of calculating the GAV rider under the 5% Interest GAV option, 0% will accrue in that Contract Year. If the Owner's Fixed Account allocation becomes greater than 30% of the Contract Value solely as a result of fluctuations in the value of the Owner's Variable Account investment options, then interest will continue to accrue, for purposes of the GAV, at 5% annually, subject to the other terms and conditions outlined herein.





/s/ PATRICIA R. HATLER                       /s/ JOSEPH J. GASPER
---------------------------------            --------------------------------
Patricia R. Hatler                           Joseph J. Gasper
                        Secretary                                   President

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                      NURSING HOME AND LONG TERM CARE RIDER


This rider is made part of the Contract to which it is attached. It shall become effective on the Date of Issue. All references to "Contract", "Contract Owner", "Contract Anniversary", "Joint Ownership" and "Joint Owner", shall also mean "Certificate Agreement", "Certificate Owner", "Certificate Anniversary", "Joint Certificate Ownership" and "Joint Certificate Owner", respectively.

To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this rider will control the Contract accordingly.

The benefits described in this rider will cease upon termination of the Contract.

1.       THE FOLLOWING DEFINITIONS ARE ADDED TO THE "DEFINITION" SECTION OF THE
         CONTRACT:

         HOSPITAL - A state licensed facility which is: operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

         INTERMEDIATE CARE FACILITY - A licensed facility which is: operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

         LONG TERM CARE FACILITY - A state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner's immediate family.

         SKILLED NURSING FACILITY - A licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a Physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

2. THE FOLLOWING LANGUAGE IS ADDED TO THE "DEDUCTIONS AND CHARGES" PROVISION OF THE CONTRACT:

         ADDITIONAL CHARGE

         Upon the election of this rider, the Company will deduct a charge at an annual maximum rate of [0.05%] of the daily net assets of the Variable Account. The Company reserves the right to charge less than the maximum rate.

3. THE FOLLOWING PROVISION IS ADDED AFTER THE "WITHDRAWALS WITHOUT CHARGES" SECTION OF THE CONTRACT:

         ADDITIONAL WAIVER OF SURRENDER CHARGES

         The surrender charge will not apply if the Contract Owner is confined to a Long Term Care Facility or Hospital for a continuous 90 day period commencing on or after the third Contract Anniversary Date. In the case of Joint Ownership, the waiver will apply if either Joint Owner is confined. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends.

         If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to the Company and be recorded at the Home Office prior to the waiver of surrender charges.


ABCD                                                ABCDEF
                   Secretary                                       President